UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2015

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA 92130

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 20, 2015, Zogenix, Inc. (the “Company”) entered into a Third Amendment to Office Lease (the “Lease Amendment”) with Emery Station Joint Venture, LLC (“Emery Station”), amending the Office Lease by and between the Company and Emery Station dated October 31, 2006 (as amended, the “Original Lease”). The Lease Amendment extends the term of the Original Lease to November 30, 2022 (the “expiration date”) and adds 9,916 rentable square feet (the “new premises”) to the Company’s existing 12,118 rentable square feet (the “existing premises”) in Emeryville, California.

The Lease Amendment is effective as of July 16, 2015, and Emery Station will deliver possession of the new premises within 45 days of such date. Prior to October 1, 2015, the monthly base rent for the Company’s existing premises remains unchanged. Following October 1, 2015, the monthly base rent for the existing premises will be $39,383.50. The monthly base rent for the new premises will be $32,227.00, provided that such rent for the new premises will be abated for 60 days following the earlier of (a) the date the Company occupies the new premises for the purpose of conducting business and (b) the latter of (i) 21 days after Emery Station delivers the new premises and (ii) October 1, 2015. The base rent for both the existing premises and new premises will increase 3% on a yearly basis throughout the term.

The Lease Amendment also contains an option for the Company to expand its space leased from Emery Station under certain conditions, as well as a renewal option for an additional five year term upon the expiration date.

***

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by the Lease Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: July 21, 2015	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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